CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-277856 and 333-277856-01 on Form S-3 of Air T, Inc. of our report dated 4 March 2026, relating to the financial statements of Regional Express Holdings Limited appearing in this Current Report on Form 8-K/A dated 4 March 2026.

/s/ Deloitte Touche Tohmatsu

Sydney
Australia
March 4, 2026